Exhibit 99(a)
Household Home Equity Loan Trust 2002-4

Original Principal Amount	$ 846,640,000.00
Number of Class A Bonds (000's)	846,640
		Sum 1/21/2003
Payment Date		to 12/22/2003

Principal Payment Amount	385,132,187.24
Interest Payment Amount	12,132,404.65